DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (the "Agreement"), effective as of this 7th day of March, 2011 (the "Effective Date") is entered into by and between, Megola, Inc., (the "Company") and 538 Investments, Ltd. (the "Lender")

WHEREAS, Company desires to settle outstanding debt with Lender for loans accumulated from January 31, 2010 to July 31, 2010.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

RULE 144 and Sec 4(1) Sale of Megola Inc stock:

In connection with the issuance of non-restricted shares of common stock of Megola Inc. (the Company) to 538 Investments, Ltd (the Lender) representing 11,800,000 shares of common stock, the Company delivers the shares without registration under the Securities Act of 1933, as amended (the Act) pursuant to an exemption from registration under Rule 144, and Section 4(1) of the Act.

1.  The Company acknowledges that it has been indebted to Shareholder for $118,000 USD and will allow for conversion of the debt into common shares of company at share price conversion of $.01.

2.   Notice of Conversion dated March 7, 2011 under which the Shareholder elected to convert all of the outstanding debt in the amount of $118,000 USD into 11,800,000 shares of common stock of  the Company.

3.  Financial statements of the Company from January 31, 2010 to July 31, 2010 indicates the presence of note payables under current liabilities reflected by the balance sheet

4.    The parties understand that there is intended to be a subsequent transfer of 2,950,000 shares issued in certificates to

538 Investments, Ltd
Euroline Clearing Corporation
Vanilla Sky, S.A
Limestone Nominees

      4.1   (A) Letter from Shareholder dated March 7, 2011 specifically attesting to the fact that all above mentioned companies are separately held ownership and shareholders are not affiliates of the Company, above Companies do not have any affiliation or arrangement with any affiliates of the Company to the extent that they could be viewed as a control relationship, the transactions that have occurred to come into possession of the shares have not been part of any plan to evade the registration requirements of the Act, Shareholder investments were made between January 31, 2010 and July 31, 2010.

5.    The Company will provide a Rule 144 clean opinion concerning the shares issued in Exchange.

6.  Representations: the Company is not or at any time been a shell company as defined under Rule 405 of the Act. The Company is currently conducting operations and compliant under SEC regulations and trading on the OTCBB under symbol MGON.

7.   Complete Agreement: This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. In the event that any particular provision or provisions of this Agreement shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of this Agreement, which shall continue in full force and be binding upon the respective parties hereto. The language of this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or the terms or conditions hereof

AGREED TO:

538 Investments, Ltd	Megola, Inc.

Date: March 7, 2011	Date: March 7, 2011

By:	By:
A Rotondi	Joel Gardner
Manager	President